===============================================================================
    SEC       POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
    1745      INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
    (3-98)    UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
===============================================================================


                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:  3235-0145
                                                  ------------------------------
                                                  Expires:  November 30, 1999
                                                  ------------------------------
                                                  Estimated average burden hours
                                                  per response . . . 14.9
                                                  ------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                         (AMENDMENT NO. _____________)*

                              PREVIEW SYSTEMS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     741379
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP NO.    741379                13G                  Page 2 of 13 Pages
           ----------                                        --   ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               SOFTBANK TECHNOLOGY VENTURES V, L.P.

               77-0517799

-------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [_]
                                                                  (b)  [_]
-------------------------------------------------------------------------------
     3 SEC USE ONLY


-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE

-------------------------------------------------------------------------------
                           5 SOLE VOTING POWER

      NUMBER OF              996,546
                           ----------------------------------------------------
        SHARES             6 SHARED VOTING POWER
     BENEFICIALLY

       OWNED BY
                           ----------------------------------------------------
         EACH              7 SOLE DISPOSITIVE POWER
      REPORTING

        PERSON               996,546
                           ----------------------------------------------------
         WITH              8 SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               996,546

-------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.32%

-------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

               IV

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP NO.    741379                      13G                 Page 3 of 13 Pages
           ----------                                             --   ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
      1 NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               SOFTBANK TECHNOLOGY VENTURES IV, L.P.

               04-3395799

-------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
-------------------------------------------------------------------------------
     3 SEC USE ONLY


-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE

-------------------------------------------------------------------------------
                           5 SOLE VOTING POWER

      NUMBER OF              126,445
-------------------------------------------------------------------------------
        SHARES             6 SHARED VOTING POWER
     BENEFICIALLY

       OWNED BY
-------------------------------------------------------------------------------
         EACH              7 SOLE DISPOSITIVE POWER
      REPORTING

        PERSON               126,445
-------------------------------------------------------------------------------
         WITH              8 SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               126,445

-------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.8%

-------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

               IV

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP NO.    741379                      13G                Page 4 of 13 Pages
           ----------                                           --   ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND V, L.P.

               77-0522141

-------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [_]
                                                                    (b) [_]
-------------------------------------------------------------------------------
     3 SEC USE ONLY


-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE

-------------------------------------------------------------------------------
                           5 SOLE VOTING POWER

      NUMBER OF              27,187
                           ----------------------------------------------------
        SHARES             6 SHARED VOTING POWER
     BENEFICIALLY

       OWNED BY
                           ----------------------------------------------------
         EACH              7 SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               27,187
                           ----------------------------------------------------
         WITH              8 SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               27,187

-------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.1%

-------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

               IV

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP NO.    741379                     13G                Page 5 of 13 Pages
           ----------                                           --   ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               SOFTBANK TECHNOLOGY ADVISORS FUND, L.P.

               04-3395800

-------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [_]
                                                                  (b)  [_]
-------------------------------------------------------------------------------
     3 SEC USE ONLY


-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE

-------------------------------------------------------------------------------
                           5 SOLE VOTING POWER

      NUMBER OF              22,381
                           ----------------------------------------------------
        SHARES             6 SHARED VOTING POWER
     BENEFICIALLY

       OWNED BY
                           ----------------------------------------------------
         EACH              7 SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               22,381
                           ----------------------------------------------------
         WITH              8 SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               22,381

-------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.1%

-------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

               IV

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP NO.    741379                   13G                Page 6 of 13 Pages
           ----------                                         --   ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               SOFTBANK TECHNOLOGY VENTURES ENTREPRENEURS FUND V, L.P.

               77-0522139

-------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [_]
                                                                    (b) [_]
-------------------------------------------------------------------------------
     3 SEC USE ONLY


-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE

-------------------------------------------------------------------------------
                           5 SOLE VOTING POWER

      NUMBER OF              17,916
                           ----------------------------------------------------
        SHARES             6 SHARED VOTING POWER
     BENEFICIALLY

       OWNED BY
                           ----------------------------------------------------
         EACH              7 SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               17,916
                           ----------------------------------------------------
         WITH              8 SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,916

-------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.1%

-------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

               IV

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP NO.    741379                     13G                 Page 7 of 13 Pages
           ----------                                            --   ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               JO ANN HEIDI ROIZEN

-------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
     3 SEC USE ONLY


-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

               UNITED STATES

-------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

      NUMBER OF                      34,583
                           ----------------------------------------------------
        SHARES             6 SHARED VOTING POWER
     BENEFICIALLY

       OWNED BY                      1,190,476
                           ----------------------------------------------------
         EACH              7 SOLE DISPOSITIVE POWER
      REPORTING

        PERSON                       34,583
                           ----------------------------------------------------
         WITH              8 SHARED DISPOSITIVE POWER

                                     1,190,476

-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,225,059

-------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.75%

-------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

               IN

-------------------------------------------------------------------------------
                                                       *SEE INSTRUCTIONS

-------------------------------------------------------------------------------
CUSIP NO.    741379                   13G                 Page 8 of 13 Pages
           ----------                                          --   ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               GARY RIESCHEL

-------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [_]
                                                                (b)  [_]
-------------------------------------------------------------------------------
     3 SEC USE ONLY


-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

               UNITED STATES

-------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

      NUMBER OF                      10,000
                           ----------------------------------------------------
        SHARES             6 SHARED VOTING POWER
     BENEFICIALLY

       OWNED BY                      1,190,476
                           ----------------------------------------------------
         EACH              7 SOLE DISPOSITIVE POWER
      REPORTING

        PERSON                       10,000
                           ----------------------------------------------------
         WITH              8 SHARED DISPOSITIVE POWER

                                     1,190,476

-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,200,476

-------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.61%

-------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

               IN

-------------------------------------------------------------------------------
                                                       *SEE INSTRUCTIONS

-------------------------------------------------------------------------------
CUSIP NO.    741379                     13G                Page 9 of 13 Pages
           ----------                                           --   ---
-------------------------------------------------------------------------------


ITEM 1(A).        NAME OF ISSUER:

                  PREVIEW SYSTEMS, INC.
                 --------------------------------------------------------------

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1601 SOUTH DE ANZA BOULEVARD, STE. 100, CUPERTINO, CA 95014
                 --------------------------------------------------------------

ITEM 2(A).        NAME OF PERSON FILING:

                  1.  SOFTBANK TECHNOLOGY VENTURES V, L.P.
                 --------------------------------------------------------------

                  2.  SOFTBANK TECHNOLOGY VENTURES IV, L.P.
                 --------------------------------------------------------------

                  3.  SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND V, L.P.
                 --------------------------------------------------------------

                  4.  SOFTBANK TECHNOLOGY ADVISORS FUND L.P.
                 --------------------------------------------------------------

                  5.  SOFTBANK TECHNOLOGY VENTURES ENTREPRENEURS FUND V, L.P.
                 --------------------------------------------------------------

                  6.  JO ANN HEIDI ROIZEN
                 --------------------------------------------------------------

                  7.  GARY RIESCHEL
                 --------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  200 W. EVELYN AVE. SUITE 200, MOUNTAIN VIEW, CA  94043
                 --------------------------------------------------------------

ITEM 2(C).        CITIZENSHIP

                  DELAWARE PARTNERSHIP
                 --------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK
                 --------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                  741379
                 --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR 13D-2(C), CHECK WHETHER THE PERSON FILING IS A:

(a) |_| Broker or dealer registered under Section 15 of the Exchange Act;
(b) |_| Bank as defined in section 3(a)(6) of the Exchange Act;
(c) |_| Insurance company as defined in section 3(a)(19) of the Exchange Act;
(d) |_| Investment company registered under section 8 of the Investment Company Act;
(e) |_| An investment adviser in accordance with Rule 13-d(1)(b)(1)(ii)(E);
(f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) |_| A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);
(h) |_| A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------------------------------------------------------------------
CUSIP NO.    741379                13G                Page 10 of 13 Pages
           ----------                                      ---   ---
-------------------------------------------------------------------------------

Item 4.  Ownership.

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)      Amount Beneficially Owned:

            1.  SOFTBANK TECHNOLOGY VENTURES V, L.P. = 996,546;
           --------------------------------------------------------------------

            2.  SOFTBANK TECHNOLOGY VENTURES IV, L.P. = 126,445;
           --------------------------------------------------------------------

            3.  SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND V, L.P. = 27,187;
           --------------------------------------------------------------------

            4.  SOFTBANK TECHNOLOGY ADVISORS FUND L.P. = 22,381;
           --------------------------------------------------------------------

            5.  SOFTBANK TECHNOLOGY VENTURES ENTREPRENEURS FUND V,
                L.P. = 17,916;
           --------------------------------------------------------------------

            6.  JO ANN HEIDI ROIZEN = 1,225,059;
           --------------------------------------------------------------------

            7.  GARY RIESCHEL = 1,220,476;
           --------------------------------------------------------------------

   (b)      Percent of Class:

            1.  SOFTBANK TECHNOLOGY VENTURES = 6.32%
           --------------------------------------------------------------------

            2.  SOFTBANK TECHNOLOGY VENTURES IV, L.P. = 0.8%
           --------------------------------------------------------------------

            3.  SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND V, L.P. = 0.1%
           --------------------------------------------------------------------

            4.  SOFTBANK TECHNOLOGY ADVISORS FUND L.P. = 0.1%
           --------------------------------------------------------------------

            5.  SOFTBANK TECHNOLOGY VENTURES ENTREPRENEURS FUND V, L.P. = 0.1%
           --------------------------------------------------------------------

            6.  JO ANN HEIDI ROIZEN = 7.75%
           --------------------------------------------------------------------

            7.  GARY RIESCHEL = 7.61%
           --------------------------------------------------------------------

   (c)      Number of shares as to which such person has:

       (i)  Sole power to vote or to direct the vote

            1.  SOFTBANK TECHNOLOGY VENTURES V, L.P. = 996,546;
                ---------------------------------------------------------------

            2.  SOFTBANK TECHNOLOGY VENTURES IV, L.P. = 126,445;
                ---------------------------------------------------------------

            3.  SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND V, L.P. = 27,187;
                ---------------------------------------------------------------

            4.  SOFTBANK TECHNOLOGY ADVISORS FUND L.P. = 22,381;
                ---------------------------------------------------------------

            5.  SOFTBANK TECHNOLOGY VENTURES ENTREPRENEURS FUND V,
                L.P. = 17,916;
                ---------------------------------------------------------------

            6.  JO ANN HEIDI ROIZEN = 34,583;
                ---------------------------------------------------------------

            7.  GARY RIESCHEL = 10,000;
                ---------------------------------------------------------------

       (ii) Shared power to vote or to direct the vote SOFTBANK TECHNOLOGY VENTURES, JO ANN HEIDI ROIZEN, GARY RIESCHEL = 1,190,476
       ------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP NO.    741379                  13G               Page 11 of 13 Pages
           ----------                                       ---   ---
-------------------------------------------------------------------------------

         (iii)   Sole power to dispose or to direct the disposition of

                 1.  SOFTBANK TECHNOLOGY VENTURES V, L.P. = 996,546;
                     ----------------------------------------------------------

                 2.  SOFTBANK TECHNOLOGY VENTURES IV, L.P. = 126,445;
                     ----------------------------------------------------------

                 3.  SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND V,
                     L.P. = 27,187;
                     ----------------------------------------------------------

                 4.  SOFTBANK TECHNOLOGY ADVISORS FUND L.P. = 22,381;
                     ----------------------------------------------------------

                 5.  SOFTBANK TECHNOLOGY VENTURES ENTREPRENEURS FUND V,
                     L.P. = 17,916;
                     ----------------------------------------------------------

                 6.  JO ANN HEIDI ROIZEN = 34,583;
                     ----------------------------------------------------------

                 7.  GARY RIESCHEL = 10,000;
                     ----------------------------------------------------------

            (iv) Shared power to dispose or to direct the disposition of
                     SOFTBANK TECHNOLOGY VENTURES,
                     JO ANN HEIDI ROIZEN, GARY RIESCHEL = 1,190,476
                     ----------------------------------------------------------

    INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

   If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

   If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

   If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

   Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10.  CERTIFICATION.

   (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

   (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------------------------------------------------------------
CUSIP NO.    741379                   13G                  Page 12 of 13 Pages
           ----------                                           ---   ---
-------------------------------------------------------------------------------


                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 10, 2000
                                   --------------------------------------------
                                                     Date

                                       /s/ Gary E. Rieschel
                                   --------------------------------------------
                                                  Signature

                                   --------------------------------------------
                                       SOFTBANK TECHNOLOGY VENTURES V, L.P.


                                       February 10, 2000
                                   --------------------------------------------
                                                     Date

                                       /s/ Gary E. Rieschel
                                   --------------------------------------------
                                                  Signature

                                   --------------------------------------------
                                      SOFTBANK TECHNOLOGY VENTURES IV, L.P.


                                       February 10, 2000
                                   --------------------------------------------
                                                     Date

                                       /s/ Gary E. Rieschel
                                   --------------------------------------------
                                                  Signature

                                   --------------------------------------------
                                     SOFTBANK TECHNOLOGY VENTURES ADVISORS
                                                FUND V, L.P.


                                       February 10, 2000
                                   --------------------------------------------
                                                     Date

                                       /s/ Gary E. Rieschel
                                   --------------------------------------------
                                                  Signature

                                   --------------------------------------------
                                      SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

-------------------------------------------------------------------------------
CUSIP NO.    741379                   13G                Page 13 of 13 Pages
           ----------                                         ---   ---
-------------------------------------------------------------------------------


                                       February 10, 2000
                                   --------------------------------------------
                                                     Date

                                      /s/ Gary E. Rieschel
                                   --------------------------------------------
                                                  Signature

                                   --------------------------------------------
                                        SOFTBANK TECHNOLOGY VENTURES
                                         ENTREPRENEURS FUND V, L.P.


                                       February 10, 2000
                                   --------------------------------------------
                                                     Date

                                       /s/ Jo Ann Heidi Roizen
                                   --------------------------------------------
                                                  Signature

                                   --------------------------------------------
                                              JO ANN HEIDI ROIZEN


                                       February 10, 2000
                                   --------------------------------------------
                                                     Date

                                       /s/ Gary E. Rieschel
                                   --------------------------------------------
                                                  Signature


                                    --------------------------------------------
                                                 GARY E. RIESCHEL

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 (B) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).